EXHIBIT 99.1

Eagle Bancorp Montana Earns $2.7 Million, or $0.34 per Diluted Share, in the Third Quarter of 2024; Declares Quarterly Cash Dividend of $0.1425 Per Share

HELENA, Mont., Oct. 29, 2024 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $2.7 million, or $0.34 per diluted share, in the third quarter of 2024, compared to $1.7 million, or $0.22 per diluted share, in the preceding quarter, and $2.6 million, or $0.34 per diluted share, in the third quarter of 2023. In the first nine months of 2024, net income was $6.3 million, or $0.81 per diluted share, compared to $7.9 million, or $1.01 per diluted share, in the first nine months of 2023.

Eagle’s board of directors declared a quarterly cash dividend of $0.1425 per share on October 17, 2024. The dividend will be payable December 6, 2024, to shareholders of record November 15, 2024. The current dividend represents an annualized yield of 3.49% based on recent market prices.

“We produced improved top and bottom line operating results during the third quarter of 2024, with net interest income and noninterest income both increasing compared to the second quarter of 2024,” said Laura F. Clark, President and CEO. “As in previous quarters, we continued to remain selective on the loans we added during the quarter, while adhering to disciplined loan pricing. The result was tempered loan growth during the third quarter of 1.1%, and 4.0% year-over-year. Total deposits increased 2.0% during the quarter over the linked quarter, as we continue to maintain our attractive deposit mix. With our strong deposit franchise, pristine credit quality, and ample capital levels, we are well positioned for growth throughout the remainder of the year and into 2025.”

Third Quarter 2024 Highlights (at or for the three-month period ended September 30, 2024, except where noted):

  Net income was $2.7 million, or $0.34 per diluted share, in the third quarter of 2024, compared to $1.7 million, or $0.22 per diluted share, in the preceding quarter, and $2.6 million, or $0.34 per diluted share, in the third quarter a year ago.
  Net interest margin (“NIM”) was 3.34% in the third quarter of 2024, a seven basis point contraction compared to 3.41% in the preceding quarter and the third quarter a year ago.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) were $20.8 million in the third quarter of 2024, compared to $19.9 million in the preceding quarter and $21.6 million in the third quarter a year ago.
  The accretion of the loan purchase discount into loan interest income from acquisitions was $167,000 in the third quarter of 2024, compared to accretion on purchased loans from acquisitions of $304,000 in the preceding quarter.
  Total loans increased 4.0% to $1.53 billion, at September 30, 2024, compared to $1.48 billion a year earlier, and increased 1.1% compared to $1.52 billion at June 30, 2024.
  Total deposits increased $35.0 million or 2.2% to $1.65 billion at September 30, 2024, compared to a year earlier, and increased $31.6 million or 2.0%, compared to June 30, 2024.
  The allowance for credit losses represented 1.12% of portfolio loans and 356.7% of nonperforming loans at September 30, 2024, compared to 1.10% of portfolio loans and 209.3% of nonperforming loans at September 30, 2023.
  The Company’s available borrowing capacity was approximately $348.1 million at September 30, 2024.
	September 30, 2024
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$219,167	$219,365
Federal Reserve Bank discount window	-	28,734
Correspondent bank lines of credit	-	100,000
Total	$219,167	$348,099

  The Company paid a quarterly cash dividend in the second quarter of $0.1425 per share on September 6, 2024, to shareholders of record August 16, 2024.

Balance Sheet Results

Eagle’s total assets increased 4.0% to $2.15 billion at September 30, 2024, compared to $2.06 billion a year ago, and increased 2.2% compared to $2.10 billion three months earlier. The investment securities portfolio totaled $307.0 million at September 30, 2024, compared to $308.8 million a year ago, and $306.9 million at June 30, 2024.

Eagle originated $58.0 million in new residential mortgages during the quarter and sold $51.0 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.31%. This production compares to residential mortgage originations of $60.6 million in the preceding quarter with sales of $53.2 million and an average gross margin on sale of mortgage loans of approximately 3.01%. Mortgage volumes remain low as rates have continued to be elevated relative to rates on existing mortgages.

Total loans increased $58.9 million, or 4.0%, compared to a year ago, and $17.2 million, or 1.1%, from three months earlier. Commercial real estate loans increased 5.2% to $644.0 million at September 30, 2024, compared to $612.0 million a year earlier. Commercial real estate loans were comprised of 69.3% non-owner occupied and 30.7% owner occupied at September 30, 2024. Agricultural and farmland loans increased 5.8% to $290.0 million at September 30, 2024, compared to $274.1 million a year earlier. Residential mortgage loans increased 6.7% to $156.8 million, compared to $146.9 million a year earlier. Commercial loans increased 10.2% to $143.2 million, compared to $130.0 million a year ago. Commercial construction and development loans decreased 17.3% to $125.3 million, compared to $151.6 million a year ago. Home equity loans increased 12.5% to $93.6 million, residential construction loans increased 8.5% to $52.2 million, and consumer loans decreased 1.3% to $29.4 million, compared to a year ago.

“Our deposit mix continued to shift towards higher yielding deposits due to the higher interest rate environment. However, we anticipate deposit rates will continue to stabilize or improve following the recent Fed rate cuts,” said Miranda Spaulding, CFO.

Total deposits increased to $1.65 billion at September 30, 2024, compared to $1.62 billion at September 30, 2023, and at June 30, 2024. Noninterest-bearing checking accounts represented 25.4%, interest-bearing checking accounts represented 12.7%, savings accounts represented 12.9%, money market accounts comprised 21.3% and time certificates of deposit made up 27.7% of the total deposit portfolio at September 30, 2024. Time certificates of deposit include $22.1 million in brokered certificates at September 30, 2024, compared to $40.0 million at September 30, 2023, and $26.2 million at June 30, 2024. The average cost of total deposits was 1.76% in the third quarter of 2024, compared to 1.70% in the preceding quarter and 1.28% in the third quarter of 2023. The estimated amount of uninsured deposits was approximately $307.0 million, or 18% of total deposits, at September 30, 2024, compared to $284.0 million, or 17% of total deposits, at June 30, 2024.

Shareholders’ equity was $177.7 million at September 30, 2024, compared to $157.3 million a year earlier and $170.2 million three months earlier. Book value per share increased to $22.17 at September 30, 2024, compared to $19.69 a year earlier and $21.23 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $17.23 at September 30, 2024, compared to $14.55 a year earlier and $16.25 three months earlier.

Operating Results

“Our core NIM declined slightly during the third quarter, compared to the preceding quarter, due to relatively flat yields on interest earning assets and cost of funds expansion,” said Clark. “We anticipate continued stabilization and eventual improvement in our cost of funds as we continue through this rate cycle.”

Eagle’s NIM was 3.34% in the third quarter of 2024, a seven basis point contraction compared to 3.41% in both the preceding quarter and the third quarter a year ago. The interest accretion on acquired loans totaled $167,000 and resulted in a three basis-point increase in the NIM during the third quarter of 2024, compared to $304,000 and a seven basis-point increase in the NIM during the preceding quarter. Funding costs for the third quarter of 2024 were 2.89%, compared to 2.78% in the second quarter of 2024 and 2.37% in the third quarter of 2023. Average yields on interest earning assets for the third quarter of 2024 increased to 5.66%, compared to 5.64% in the second quarter of 2024 and 5.27% in the third quarter a year ago. For the first nine months of 2024, the NIM was 3.36% compared to 3.57% for the first nine months of 2023.

Net interest income, before the provision for credit losses, increased to $15.8 million in the third quarter of 2024, compared to $15.6 million in both the second quarter of 2024, and in the third quarter of 2023. Year-to-date, net interest income decreased 1.3% to $46.6 million, compared to $47.3 million in the same period one year earlier.

Revenues for the third quarter of 2024 increased 4.4% to $20.8 million, compared to $19.9 million in the preceding quarter and decreased 3.9% compared to $21.6 million in the third quarter a year ago. In the first nine months of 2024, revenues were $59.9 million, compared to $64.2 million in the first nine months of 2023. The decrease compared to the first nine months a year ago was largely due to lower volumes in mortgage banking activity.

Total noninterest income increased 16.7% to $5.0 million in the third quarter of 2024, compared to $4.3 million in the preceding quarter, and decreased 17.4% compared to $6.0 million in the third quarter a year ago. The increase from the preceding quarter was largely due to income from bank owned life insurance of $724,000. Net mortgage banking income, the largest component of noninterest income, totaled $2.6 million in the third quarter of 2024, compared to $2.4 million in the preceding quarter and $4.3 million in the third quarter a year ago. This decrease compared to the third quarter a year ago was largely driven by a decline in net gain on sale of mortgage loans. This was impacted by lower mortgage loan volumes. In the first nine months of 2024, noninterest income decreased 21.9% to $13.2 million, compared to $16.9 million in the first nine months of 2023. Net mortgage banking income decreased 36.0% to $7.2 million in the first nine months of 2024, compared to $11.3 million in the first nine months of 2023. These decreases were driven by a decline in net gain on sale of mortgage loans.

Third quarter noninterest expense was $17.3 million, which was unchanged compared to the preceding quarter and a 3.4% decrease compared to $17.9 million in the third quarter a year ago. Lower salaries and employee benefits contributed to the decrease compared to the year ago quarter. In the first nine months of 2024, noninterest expense decreased 3.0% to $51.6 million, compared to $53.2 million in the first nine months of 2023.

For the third quarter of 2024, the Company recorded income tax expense of $529,000. This compared to income tax expense of $444,000 in the preceding quarter and $524,000 in the third quarter of 2023. The effective tax rate for the third quarter of 2024 was 16.3%, compared to 16.6% for the third quarter of 2023. The year-to-date effective tax rate was 17.5% for 2024 compared to 19.5% for the same period in 2023.

Credit Quality

During the third quarter of 2024, Eagle recorded a provision for credit losses of $277,000. This compared to a $412,000 provision for credit losses in the preceding quarter and $588,000 in the third quarter a year ago. The allowance for credit losses represented 356.7% of nonperforming loans at September 30, 2024, compared to 330.8% three months earlier and 209.3% a year earlier. Nonperforming loans were $4.8 million at September 30, 2024, $5.1 million at June 30, 2024, and $7.8 million a year earlier.

Net loan charge-offs totaled $17,000 in the third quarter of 2024, compared to net loan charge-offs of $2,000 in the preceding quarter and net loan charge-offs of $108,000 in the third quarter a year ago. The allowance for credit losses was $17.1 million, or 1.12% of total loans, at September 30, 2024, compared to $16.8 million, or 1.11% of total loans, at June 30, 2024, and $16.2 million, or 1.10% of total loans, a year ago.

Capital Management

The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 6.56% at September 30, 2024, from 5.75% a year ago and 6.33% three months earlier. As of September 30, 2024, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 9.87% as of September 30, 2024.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 29 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected including the ability of the U.S. Congress to increase the U.S. statutory debt limit, as needed, as well as the impact of the 2024 U.S. presidential election; the emergence or continuation of widespread health emergencies or pandemics including the magnitude and duration of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; the impact of volatility in the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; our ability to appropriately address social, environmental, and sustainability concerns that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and performance trends, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	September 30,	June 30,	September 30,
	2024	2024	2023

Assets:
Cash and due from banks	$22,954	$22,361	$19,743
Interest bearing deposits in banks	19,035	1,401	1,040
Federal funds sold	200	-	-
Total cash and cash equivalents	42,189	23,762	20,783
Securities available-for-sale, at fair value	306,982	306,869	308,786
Federal Home Loan Bank ("FHLB") stock	11,218	10,136	10,438
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	13,429	10,518	17,880
Loans:
Real estate loans:
Residential 1-4 family	156,811	157,053	146,938
Residential 1-4 family construction	52,217	50,228	48,135
Commercial real estate	644,019	627,326	611,963
Commercial construction and development	125,323	137,427	151,614
Farmland	145,356	142,353	143,789
Other loans:
Home equity	93,646	93,213	83,221
Consumer	29,445	29,118	29,832
Commercial	143,190	143,641	129,952
Agricultural	144,645	137,134	130,329
Total loans	1,534,652	1,517,493	1,475,773
Allowance for credit losses	(17,130)	(16,830)	(16,230)
Net loans	1,517,522	1,500,663	1,459,543
Accrued interest and dividends receivable	14,844	13,195	13,657
Mortgage servicing rights, net	15,443	15,614	15,738
Assets held-for-sale, at cost	257	257	-
Premises and equipment, net	100,297	98,397	92,979
Cash surrender value of life insurance, net	52,852	48,529	47,647
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	4,834	5,168	6,264
Other assets	26,375	26,976	30,478
Total assets	$2,145,113	$2,098,955	$2,063,064

Liabilities:
Deposit accounts:
Noninterest bearing	$419,760	$400,113	$435,655
Interest bearing	1,230,752	1,218,752	1,179,823
Total deposits	1,650,512	1,618,865	1,615,478
Accrued expenses and other liabilities	38,593	35,804	31,597
FHLB advances and other borrowings	219,167	215,050	199,757
Other long-term debt, net	59,111	59,074	58,962
Total liabilities	1,967,383	1,928,793	1,905,794

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429 shares issued; 8,016,784, 8,016,784 and 7,988,132
shares outstanding at September 30, 2024, June 30, 2024 and
September 30, 2023, respectively	85	85	85
Additional paid-in capital	109,040	108,962	109,422
Unallocated common stock held by Employee Stock Ownership Plan	(4,154)	(4,297)	(4,727)
Treasury stock, at cost (490,645, 490,645 and 519,297 shares at
September 30, 2024, June 30, 2024 and September 30, 2023, respectively)	(11,124)	(11,124)	(11,574)
Retained earnings	98,979	97,413	94,979
Accumulated other comprehensive loss, net of tax	(15,096)	(20,877)	(30,915)
Total shareholders' equity	177,730	170,162	157,270
Total liabilities and shareholders' equity	$2,145,113	$2,098,955	$2,063,064

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Interest and dividend income:
Interest and fees on loans	$23,802	$22,782	$21,068	$68,526	$57,942
Securities available-for-sale	2,598	2,631	2,794	7,953	8,586
FRB and FHLB dividends	266	264	212	777	480
Other interest income	94	145	20	268	66
Total interest and dividend income	26,760	25,822	24,094	77,524	67,074
Interest expense:
Interest expense on deposits	7,190	6,884	5,152	20,622	11,767
FHLB advances and other borrowings	3,084	2,625	2,672	8,206	5,993
Other long-term debt	684	681	683	2,048	2,035
Total interest expense	10,958	10,190	8,507	30,876	19,795
Net interest income	15,802	15,632	15,587	46,648	47,279
Provision for credit losses	277	412	588	554	1,186
Net interest income after provision for credit losses	15,525	15,220	14,999	46,094	46,093

Noninterest income:
Service charges on deposit accounts	430	428	447	1,258	1,313
Mortgage banking, net	2,602	2,417	4,338	7,196	11,252
Interchange and ATM fees	662	640	643	1,865	1,861
Appreciation in cash surrender value of life insurance	1,038	320	382	1,646	1,165
Net loss on sale of available-for-sale securities	-	-	-	-	(222)
Other noninterest income	251	464	225	1,239	1,541
Total noninterest income	4,983	4,269	6,035	13,204	16,910

Noninterest expense:
Salaries and employee benefits	9,894	10,273	10,837	29,885	31,614
Occupancy and equipment expense	2,134	2,104	1,956	6,337	6,100
Data processing	1,587	1,382	1,486	4,494	4,270
Advertising	277	316	340	846	930
Amortization	337	348	386	1,054	1,201
Loan costs	385	412	517	1,195	1,426
FDIC insurance premiums	295	284	301	878	862
Professional and examination fees	438	423	408	1,345	1,484
Other noninterest expense	1,923	1,765	1,644	5,576	5,311
Total noninterest expense	17,270	17,307	17,875	51,610	53,198

Income before provision for income taxes	3,238	2,182	3,159	7,688	9,805
Provision for income taxes	529	444	524	1,343	1,913
Net income	$2,709	$1,738	$2,635	$6,345	$7,892

Basic earnings per common share	$0.35	$0.22	$0.34	$0.81	$1.01
Diluted earnings per common share	$0.34	$0.22	$0.34	$0.81	$1.01

Basic weighted average shares outstanding	7,836,921	7,830,925	7,784,279	7,830,947	7,787,987

Diluted weighted average shares outstanding	7,860,138	7,845,272	7,791,966	7,848,196	7,792,593

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Nine Months Ended
	September 30,	June 30,	September 30,
	2024	2024	2023

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$1,691	$1,600	$3,591
Net change in fair value of loans held-for-sale and derivatives	159	12	(71)
Mortgage servicing income, net	752	805	818
Mortgage banking, net	$2,602	$2,417	$4,338

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$4,705		$8,551
Net change in fair value of loans held-for-sale and derivatives	(2)		234
Mortgage servicing income, net	2,493		2,467
Mortgage banking, net	$7,196		$11,252

Performance Ratios (For the quarter):
Return on average assets	0.51%	0.33%	0.51%
Return on average equity	6.56%	4.30%	6.63%
Yield on average interest earning assets	5.66%	5.64%	5.27%
Cost of funds	2.89%	2.78%	2.37%
Net interest margin	3.34%	3.41%	3.41%
Core efficiency ratio*	81.47%	85.22%	80.89%

Performance Ratios (Year-to-date):
Return on average assets	0.41%		0.53%
Return on average equity	5.19%		6.54%
Yield on average interest earning assets	5.59%		5.07%
Cost of funds	2.78%		1.94%
Net interest margin	3.36%		3.57%
Core efficiency ratio*	84.47%		81.01%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
		(Unaudited)
Asset Quality Ratios and Data:	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2024	2024	2023

Nonaccrual loans	$3,859	$4,012	$7,753
Loans 90 days past due and still accruing	944	1,076	-
Total nonperforming loans	4,803	5,088	7,753
Other real estate owned and other repossessed assets	4	4	-
Total nonperforming assets	$4,807	$5,092	$7,753

Nonperforming loans / portfolio loans	0.31%	0.34%	0.53%
Nonperforming assets / assets	0.22%	0.24%	0.38%
Allowance for credit losses / portfolio loans	1.12%	1.11%	1.10%
Allowance for credit losses/ nonperforming loans	356.65%	330.78%	209.34%
Gross loan charge-offs for the quarter	$22	$12	$122
Gross loan recoveries for the quarter	$5	$10	$14
Net loan charge-offs for the quarter	$17	$2	$108

	September 30,	June 30,	September 30,
	2024	2024	2023
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$22.17	$21.23	$19.69
Tangible book value per share**	$17.23	$16.25	$14.55
Shares outstanding	8,016,784	8,016,784	7,988,132
Tangible common equity to tangible assets***	6.56%	6.33%	5.75%

Other Information:
Average investment securities for the quarter	$305,730	$306,207	$319,308
Average investment securities year-to-date	$308,688	$310,168	$335,898
Average loans for the quarter ****	$1,547,246	$1,513,313	$1,476,584
Average loans year-to-date ****	$1,519,951	$1,506,303	$1,417,291
Average earning assets for the quarter	$1,874,669	$1,837,418	$1,812,610
Average earning assets year-to-date	$1,847,468	$1,833,867	$1,768,361
Average total assets for the quarter	$2,116,839	$2,077,448	$2,052,443
Average total assets year-to-date	$2,086,951	$2,072,013	$1,999,864
Average deposits for the quarter	$1,622,254	$1,625,882	$1,602,770
Average deposits year-to-date	$1,624,936	$1,625,826	$1,596,201
Average equity for the quarter	$165,162	$161,533	$158,933
Average equity year-to-date	$163,106	$162,084	$160,917

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Calculation of Core Efficiency Ratio:
Noninterest expense	$17,270	$17,307	$17,875	$51,610	$53,198
Intangible asset amortization	(337)	(348)	(386)	(1,054)	(1,201)
Core efficiency ratio numerator	16,933	16,959	17,489	50,556	51,997

Net interest income	15,802	15,632	15,587	46,648	47,279
Noninterest income	4,983	4,269	6,035	13,204	16,910
Core efficiency ratio denominator	20,785	19,901	21,622	59,852	64,189

Core efficiency ratio (non-GAAP)	81.47%	85.22%	80.89%	84.47%	81.01%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2024	2024	2023
Tangible Book Value:
Shareholders' equity	$177,730	$170,162	$157,270
Goodwill and core deposit intangible, net	(39,574)	(39,908)	(41,004)
Tangible common shareholders' equity (non-GAAP)	$138,156	$130,254	$116,266

Common shares outstanding at end of period	8,016,784	8,016,784	7,988,132

Common shareholders' equity (book value) per share (GAAP)	$22.17	$21.23	$19.69

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$17.23	$16.25	$14.55

Tangible Assets:
Total assets	$2,145,113	$2,098,955	$2,063,064
Goodwill and core deposit intangible, net	(39,574)	(39,908)	(41,004)
Tangible assets (non-GAAP)	$2,105,539	$2,059,047	$2,022,060

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.56%	6.33%	5.75%

Contacts:	Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, SVP and CFO
(406) 441-5010